UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):            July 6, 2006
Merrill Lynch & Co., Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7182	13-2740599

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 World Financial Center, New York, New York	10080

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:            (212) 449-1000

(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On July 6, 2006, Enron Corp. announced that it had reached an agreement with Merrill Lynch & Co., Inc. and its affiliated entities (“Merrill Lynch”) to settle litigation in the Enron bankruptcy case. Pursuant to the terms of the settlement, Merrill Lynch will pay Enron $29.5 million and subordinate (and thus receive no distribution on) claims Merrill Lynch has asserted against Enron in the bankruptcy proceedings. In addition, under the terms of the settlement, Enron has agreed not to object to claims by a third party that acquired Enron debt from Merrill Lynch.
Following Enron’s bankruptcy, Merrill Lynch had previously written the value of the claims that will now be subordinated down to zero in light of the uncertainties associated with recovering in the bankruptcy proceeding. As a result, the total impact of the settlement on Merrill Lynch’s pre-tax expenses for the second quarter of 2006 will be the $29.5 million that is being paid under the settlement.
The settlement is subject to the execution of definitive agreements and the approval of the United States Bankruptcy Court for the Southern District of New York. The settlement does not contain any admission of liability or wrongdoing by Merrill Lynch, and the settlement does not affect other Enron-related litigation in which Merrill Lynch is a defendant.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH & CO., INC.

(Registrant)

By:	/s/ Judith A. Witterschein

Judith A. Witterschein
Corporate Secretary
Date: July 6, 2006

2